EXHIBIT 99.1

Press Release

FOR RELEASE:    May 29, 2020

Apogee Enterprises Names Nisheet Gupta Chief Financial Officer

MINNEAPOLIS, MN, May 29, 2020 – Apogee Enterprises, Inc. (Nasdaq: APOG) announced today that it has selected Nisheet Gupta as the company’s next Executive Vice President and Chief Financial Officer, effective June 15, 2020. Gupta will succeed James Porter, who announced his planned retirement last December. Porter will remain with the company through a short transition period, before beginning his retirement.

Gupta joins Apogee from Land O’ Lakes, Inc., a leading agribusiness and food company, where he has served as Vice President, Global Finance Operations since 2017, leading business unit finance and transformation. Prior to his role at Land O’ Lakes, Gupta worked eight years at Diebold Nixdorf, where he held roles of increasing responsibility in the company’s finance organization. Previously he served in numerous finance leadership roles with leading global companies including FirstData (now FISERV), Novartis, FedEx, and Ernst & Young. He brings a wealth of diverse experiences, having worked and lived in nine different countries over the course of his career.

“Nisheet is a respected finance leader who will be a terrific addition to Apogee’s executive team,” said Joseph F. Puishys, Chief Executive Officer. “Nisheet brings an impressive range of experiences leading and transforming global finance organizations for a number of high-performing companies. I am confident he will bring valuable new perspectives and financial strategies to help us continue to move Apogee forward. I would also like to once again thank Jim for his years of leadership at Apogee and for his support ensuring a smooth transition.”

About Apogee Enterprises, Inc.

Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Contact:

Jeff Huebschen

Vice President, Investor Relations & Communications

952.487.7538

ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com